Exhibit 99.1

NEWS FROM:

INDUS REALTY TRUST, INC.

CONTACT:

Jon Clark

Executive Vice President, Chief Financial Officer

(860) 286-2419

jclark@indusrt.com

Investor Relations

investor@indusrt.com

INDUS ANNOUNCES FIRST QUARTER 2022 RESULTS

NEW YORK, NEW YORK (May 10, 2022) INDUS Realty Trust, Inc. (Nasdaq: INDT) (“INDUS” or the “Company”), a U.S. based industrial/logistics REIT, today reported financial results for the first quarter of 2022.

2022 First Quarter & Recent Highlights

●	Net Income of $0.3 million, or $0.03 per diluted share, for the first quarter of 2022 compared to a net loss of $0.8 million, or $(0.12) per diluted share, for the first quarter of 2021
●	Core Funds from Continuing Operations (“Core FFO from continuing operations”)[1] of $4.0 million, or $0.38 per diluted share, for the first quarter of 2022 compared to $2.4 million, or $0.39 per diluted share, for the first quarter of 2021
●	Net Operating Income from Continuing Operations (“NOI from continuing operations”)[1] of $8.7 million for the first quarter of 2022 compared to $6.8 million for the first quarter of 2021
●	Stabilized[2] and total portfolio were both 100.0% leased
●	Acquired a fully-leased, approximately 217,000 square foot building in Charlotte, North Carolina for a purchase price of $23.6 million, before transaction costs
●	Entered into an agreement to acquire a to-be-constructed approximately 280,000 square foot building in the Greenville/Spartanburg, South Carolina market
●	Commenced the sale process to dispose of the Company’s remaining legacy office/flex portfolio (“Office/Flex Portfolio”) along with a small storage facility that is located in the same park
●	Subsequent to quarter end, added a 91,000 square foot project in the Lehigh Valley to the Company’s development pipeline
●	Subsequent to quarter end, entered into an agreement to purchase a fully-leased, approximately 205,000 square foot portfolio of last-mile industrial/logistics buildings located in the Orlando and Palm Beach, Florida markets
●	Subsequent to quarter end, amended the Company’s existing Revolving Credit Facility to increase the size to $250.0 million with the addition of a $150.0 million delayed draw term loan

First Quarter of 2022 Results of Operations

INDUS reported total rental revenue of $11.5 million for the first quarter of 2022 as compared to $9.5 million for the first quarter of 2021. The 21% increase in rental revenue was primarily due to acquisition activity in 2021 and the Charlotte build to suit placed in service in October 2021 as well as increases in overall total portfolio occupancy to 100% from 99.2%.

For the first quarter of 2022, INDUS recorded net income of approximately $0.3 million, an increase of 138%, as compared to a net loss of $0.8 million for the comparable prior year period.

NOI from continuing operations, which is defined as rental revenue less operating expenses of rental properties and real estate taxes, increased 29% to approximately $8.7 million in the first quarter of 2022 from $6.8 million in the first quarter of 2021.

Cash NOI from continuing operations for the first quarter of 2022 increased 24% to $7.9 million as compared to $6.4 million for the comparable prior year period.

Core FFO from continuing operations for the first quarter of 2022 increased to approximately $4.0 million, or $0.38 per diluted share, compared to approximately $2.4 million, or $0.39 per diluted share, for the comparable prior year period.

General and administrative expenses were $2.9 million for the first quarter of 2022 as compared to $3.0 million for the comparable prior year period.  General and administrative expense in 2022 was reduced by the reversal of an accrual for $0.2 million for capital-based state taxes no longer due after the Company’s REIT election and a reduction of $0.3 million related to the deferred compensation plan.

Interest expense was reduced to approximately $1.5 million for the first quarter of 2022 as compared to $1.7 million for the comparable prior year period. The change principally reflected an increase in capitalized interest of $0.2 million due to an increase in the Company’s development pipeline on March 31, 2022 as compared to March 31, 2021.

Discontinued Operations – Office/Flex Property Portfolio

In March 2022, INDUS commenced the sale process to fully exit its Office/Flex Portfolio, which comprises seven buildings totaling approximately 175,000 square feet located in Windsor and Bloomfield, Connecticut. Additionally, INDUS intends to sell an approximate 18,000 square foot storage building which had been used in the operations of the Office/Flex Portfolio and is located within the same business park. INDUS has reported the related assets and liabilities as discontinued operations and included the operating results and cash flows of the Office/Flex Portfolio business in discontinued operations for all periods presented.

Leasing Activity

INDUS reported the following second generation leasing metrics for the first quarter of 2022:

	Number of Leases	Square Feet	Weighted Avg. Lease Term in Years	Weighted Avg. Lease Costs PSF per Year[3]	Weighted Avg. Rent Growth[4]
					Straight-line Basis	Cash Basis
New Leases	1	10,000	5.0	$0.49	46.3%	28.6%
Renewals	1	38,846	2.1	$0.13	12.6%	12.1%
Total / Avg.	2	48,846	2.7	$0.62	18.5%	15.0%

In addition to the above leases signed during the period, INDUS also executed a first generation lease with the existing tenant to expand into the balance of the Charleston, South Carolina property acquired in November 2021. This lease totaled approximately 84,000 square feet and is expected to commence in June 2022.

In April 2022, INDUS entered into an amendment to renew a 228,000 square foot lease for three years at a base rent that is 43% higher than the current rent on a GAAP basis and 38% higher than the current rent on a cash basis. The lease represented the largest lease expiration in the portfolio for 2022.

As of March 31, 2022, INDUS’ 35 buildings aggregated approximately 5.4 million square feet. INDUS’ portfolio percentage leased and percentage leased stabilized properties were as follows:

	Mar. 31, 2022	Dec. 31, 2021	Sept. 30, 2021	June 30, 2021
Percentage Leased	100.0%	98.4%	95.4%	95.3%
Percentage Leased – Stabilized Properties	100.0%	100.0%	99.4%	99.4%

Acquisition Pipeline

During the first quarter of 2022, INDUS completed the acquisition of a recently constructed, 217,000 square foot building in the Charlotte, North Carolina market (“782 Paragon Way”). 782 Paragon Way is fully leased on a short-term basis through July 2022. The Company used cash on hand to pay the $23.6 million purchase price, before transaction costs.

Also during the first quarter of 2022, the Company announced that it entered into a purchase agreement to acquire a to-be-constructed, approximately 280,000 square foot building in the Greenville/Spartanburg, South Carolina market (the “Greenville/Spartanburg Acquisition”), which is being developed on speculation by the seller.

The following is a summary of INDUS’ acquisition pipeline as of March 31, 2022:

Acquisition	Market	Building Size (SF)	Type	Purchase Price (in millions)	Expected Closing
Acquisitions Under Contract
Nashville Acquisition (two buildings)	Nashville, TN	184,000	Forward (42.9% pre-leased)	$31.5	Q3 2022
Charleston Forward Acquisition (one building)	Charleston, SC	263,000	Forward	$28.0	Q1 2023
Greenville-Spartanburg Acquisition (one building)	Greenville-Spartanburg, SC	280,000	Forward	$28.5	Q1 2023
Charlotte Forward Acquisition (one building)	Charlotte, NC	231,000	Forward	$21.2	Q2 2023
Total – Acquisitions Under Contract	958,000			$109.2

Subsequent to quarter end, the Company entered into an agreement to purchase a fully leased, approximately 205,000 square foot portfolio of last-mile industrial/logistics buildings located in the Orlando and Palm Beach, Florida markets.

The acquisitions in INDUS’ pipeline are each subject to certain remaining contingencies. There can be no guarantee that these transactions will be completed under their current terms, anticipated timelines, or at all.

Development Pipeline

Subsequent to quarter end, INDUS added an approximate 8 acre parcel of land in the Lehigh Valley, PA to its development pipeline (see Lehigh Valley Land 2 parcel in table below). This parcel is in an infill location and is designed to support an approximately 91,000 square foot building.

The following is a summary of INDUS’ development pipeline as of March 31, 2022:

Name	Market	Building Size (SF)	Type	Expected Delivery
Owned Land
Chapmans Road (one building)	Lehigh Valley, PA	103,000	66% Pre-leased	Q2 2022
110 Tradeport Drive (one building)	Hartford, CT	234,000	67% Pre-leased	Q3 2022
Landstar Logistics (two buildings)	Orlando, FL	195,000	Speculative	Q3 2022
American Parkway (one building)	Lehigh Valley, PA	206,000	Speculative	Q2 2023

Land Under Purchase & Sale Agreement
Lehigh Valley Land parcel (one building)	Lehigh Valley, PA	90,000	Speculative	Q3 2023
Lehigh Valley Land 2 parcel (one building)	Lehigh Valley, PA	91,000	Speculative	Q3 2023
Total Development Pipeline		919,000

INDUS expects that the total development and stabilization costs of developments in its pipeline will total approximately $115.7 million, of which $41.4 million was spent as of March 31, 2022. The Company estimates that the underwritten weighted average stabilized Cash NOI yield on its development pipeline is between 6.0% - 6.5%.5 Actual initial full year stabilized Cash NOI yields may vary from INDUS’ estimated underwritten stabilized Cash NOI yield range based on the actual total cost to complete a project or acquire a property and its actual initial full year stabilized Cash NOI from continuing operations.

The completion and stabilization of the projects in the development pipeline are each subject to a number of contingencies. There can be no guarantee that these transactions and developments will be completed under their current terms, anticipated timelines, at the Company’s estimated underwritten yields, or at all.

Liquidity & Capital Resources

As of March 31, 2022, the Company maintained $226.4 million of liquidity which reflects $126.4 million of cash and cash equivalents (including restricted cash) and $100.0 million of borrowing capacity under the revolving credit facility.

Delayed Draw Term Loan & Revolving Credit Facility Amendment

On April 25, 2022, INDUS amended and restated its Credit Agreement (the “Amended Credit Agreement”) to add a new $150 million delayed draw term loan with a term of five years (the “Term Loan”). In addition, INDUS has amended the maturity of its existing $100 million revolving credit agreement facility from August 2024 to a new expiration date of April 2025 which remains subject to two, one-year extension options. The facility includes an accordion feature enabling the Company to increase the total borrowing up to an aggregate of $500 million which may take the form of additional revolving loan capacity or additional term loans, subject to certain conditions. The Term Loan bears an interest rate subject to a pricing grid based upon the Company’s ratio of total indebtedness to total asset value.  Based on the Company’s current indebtedness, the Term Loan would bear an interest rate of SOFR plus a spread of 1.15%.

The Company intends to make an initial draw from the Term Loan to repay approximately $62.0 million of existing mortgage debt (the “Repaid Debt”) during the second quarter of 2022. Upon these repayments, the properties previously secured by the Repaid Debt will be unencumbered and available to increase the Company’s borrowing capacity under the Amended Credit Agreement. The remaining Term Loan proceeds will be available to fund acquisitions and developments, repay additional debt and for general corporate purposes. The Company has approximately one year to draw down the entire $150 million in available proceeds from the Term Loan.

Common Stock Dividend

INDUS’ board of directors declared a quarterly cash distribution on its common stock of $0.16 per share, or $0.64 per share on an annualized basis. The first quarter dividend was paid on April 15, 2022 to shareholders of record on March 31, 2022.

2022 Earning Guidance

INDUS’ expects second quarter 2022 NOI from continuing operations of $8.8 to $9.2 and full year NOI from continuing operations of $35.0 million to $38.0 million.  The Company’s 2022 guidance reflects expectations that INDUS will maintain current high occupancy levels and continue to produce rent growth metrics similar to recent results.  INDUS’ guidance also includes the impact of acquisitions and developments as provided in the corresponding tables of this press release (which excludes the Orlando and Palm Beach last-mile portfolio).

A full reconciliation of the forecasted NOI from continuing operations to net income, their most-directly comparable GAAP metric, cannot be provided without unreasonable efforts due to the inherent difficulty in forecasting and quantifying with reasonable accuracy certain non-cash, nonrecurring or other items that are included in net income and required for the reconciliations.

First Quarter Earnings Conference Call, Earnings Supplement and Investor Presentation

INDUS is hosting a live earnings conference call on Tuesday, May 10, 2022, at 11:00 am Eastern Time, to discuss its results and to provide a business update, followed by a live question and answer session. Supplemental materials containing additional financial and operating information will be available on INDUS’ website at the start of the call. All investors and other interested parties are invited to either dial in to the call (to participate in a live Q&A) or log in to a listen-only webcast which, together with the supplemental information, can be accessed via the Investors section of INDUS’ website at ir.indusrt.com, by clicking this link, or by calling the following numbers:

PARTICIPANT DIAL IN (TOLL FREE): 1-866-777-2509

PARTICIPANT INTERNATIONAL DIAL IN: 1-412-317-5413

An archived recording of the webcast will be available for three months under the Investors section of INDUS’ website at ir.indusrt.com.

About INDUS

INDUS is a real estate business principally engaged in developing, acquiring, managing and leasing industrial/logistics properties. INDUS owns 35 industrial/logistics buildings totaling approximately 5.4 million square feet in Connecticut, Pennsylvania, North Carolina, South Carolina and Florida.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include INDUS’ beliefs and expectations regarding future events or conditions including, without limitation, the completion of acquisitions and dispositions under agreements, construction and development plans and timelines, the estimated underwritten stabilized Cash NOI of its developments from continuing operations and Cash NOI yield estimates, expected total development and stabilization costs of developments in INDUS’ pipeline, statements regarding expected draw downs on the Term Loan, uses of funding from the Term Loan and Amended Credit Agreement, the Company’s expected capital availability and the sufficiency of its liquidity. Although INDUS believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by INDUS as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of INDUS and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Other important factors that could affect the outcome of the events set forth in these statements are described in INDUS’ Securities and Exchange Commission (“SEC”) filings, including the “Business,” “Risk Factors” and “Forward-Looking Statements” sections in INDUS’ Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 11, 2022, as updated by other filings with the Securities and Exchange Commission. INDUS disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.

Note Regarding Non-GAAP Financial Measures:

The Company uses FFO, Core FFO from continuing operations, Core FFO from continuing operations per share, NOI from continuing operations, and Cash NOI from continuing operations, as supplemental non-GAAP performance measures. Management believes that the use of these measures combined with net income (loss) (which remains the Company’s primary measure of performance), improves the understanding of the Company’s operating results among the investing public and makes comparisons of operating results to other REITs more meaningful.

The Company presents a funds from operations metric substantially similar to funds from operations as calculated in accordance with standards established by Nareit (“Nareit FFO”). Nareit FFO is calculated as net income (calculated in accordance with U.S. GAAP), excluding: (a) depreciation and amortization related to real estate, (b) gains and losses from the sale of certain real estate assets, (c) gains and losses from change in control and (d) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

The Company defines Core FFO from continuing operations and Core FFO per share from continuing operations as FFO and FFO per share, respectively, excluding: (a) costs related to conversion to a REIT; (b) expense related to the performance of the non-qualified deferred compensation plan; (c) change in fair value of financial instruments; (d) gains or losses on insurance recoveries and/or extinguishment of debt or derivative instruments; (e) discontinued operations and (f) non-recurring items. Per share metrics are calculated as Core FFO from continuing operations for the period divided by the weighted average diluted share count for the period.

NOI from continuing operations is a non-GAAP measure that includes the rental revenue and operating expenses and real estate taxes directly attributable to the Company’s real estate properties. The Company uses NOI from continuing operations as a supplemental performance measure because, in excluding real estate depreciation and amortization expense, general and administrative expenses, interest expense, gains (or losses) on the sale of real estate assets, investment income and other non-operating items, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. The Company also believes that NOI from continuing operations will be useful to investors as a basis to compare its operating performance with that of other REITs. However, because NOI from continuing operations excludes depreciation and amortization expense and captures neither the changes in the value of the Company’s properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of its properties (all of which have a real economic effect and could materially impact the Company’s results from operations), the utility of NOI from continuing operations as a measure of the Company’s performance is limited. Other equity REITs may not calculate NOI from continuing operations in a similar manner and, accordingly, the Company’s NOI from continuing operations may not be comparable to such other REITs’ NOI from continuing operations. Accordingly, NOI from continuing operations should be considered only as a supplement to net income (loss) as a measure of the Company’s performance. NOI from continuing operations should not be used as a measure of the Company’s liquidity, nor is it indicative of funds available to fund the Company’s cash needs. NOI from continuing operations should not be used as a substitute for cash flow from operating activities in accordance with U.S. GAAP.

Cash NOI from continuing operations is a non-GAAP measure that the Company calculates by adding or subtracting non-cash rental revenue, including straight-line rental revenue, from NOI from continuing operations. The Company uses Cash NOI from continuing operations together with NOI from continuing operations, as supplemental performance measures. Cash NOI from continuing operations should not be used as a measure of the Company’s liquidity, nor is it indicative of funds available to fund the Company’s cash needs. Cash NOI from continuing operations should not be used as a substitute for cash flow from operating activities computed in accordance with U.S. GAAP.

1 Core FFO, Core FFO from continuing operations per share, NOI from continuing operations and Cash NOI from continuing operations are not financial measures in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”). For additional information see “Note Regarding Non-GAAP Financial Measures.”

2 Stabilized Properties reflect buildings that have reached 90% leased or have been in service for at least one year since development completion or acquisition date, whichever is earlier.

3 Lease cost per square foot per year reflects total lease costs (tenants improvements, leasing commissions and legal costs) per square foot per year of the lease term.

4 Weighted average rent growth reflects the percentage change of annualized rental rates between the previous leases and the current leases. The rental rate change on a straight-line basis represents average annual base rental payments on a straight-line basis for the term of each lease including free rent periods. Cash basis rent growth represents the change in starting rental rates per the lease agreement on new and renewed leases signed during the period, as compared to the previous ending rental rates for that same space. The cash rent growth calculation excludes free rent periods.

5 As a part of INDUS’ standard development and acquisition underwriting process, INDUS analyzes the targeted initial full year stabilized Cash NOI yield for each development project and acquisition target and establishes a range of initial full year stabilized Cash NOI yields, which it refers to as “underwritten stabilized Cash NOI yields.” Underwritten stabilized Cash NOI yields are calculated as a development project’s or acquisition’s initial full year stabilized Cash NOI from continuing operations as a percentage of its estimated total investment, including costs to stabilize the buildings to 95% occupancy (other than in connection with build-to-suit development projects and single tenant properties). INDUS calculates initial full year stabilized Cash NOI for a development project or acquisition by subtracting its estimate of the development project’s or acquisition’s initial full year stabilized operating expenses, real estate taxes and non-cash rental revenue, including straight-line rents (before interest, income taxes, if any, and depreciation and amortization), from its estimate of its initial full year stabilized rental revenue.

INDUS REALTY TRUST, INC.

Consolidated Statements of Operations

(dollars and share count in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2022	2021
Rental revenue	$11,519	$9,530

Expenses:
Operating expenses of rental properties	1,299	1,410
Real estate taxes	1,477	1,367
Depreciation and amortization expense	4,156	3,106
General and administrative expenses	2,934	2,970
Total expenses	9,866	8,853

Other income (expense):
Interest expense	(1,519)	(1,749)
Change in fair value of financial instruments	—	260
Gain on sales of real estate assets	—	20
Investment and other income	21	7
Other expense	(3)	—
Total other income (expense)	(1,501)	(1,462)

Income (loss) from continuing operations	152	(785)

Discontinued operations:
(Loss) income from discontinued operations	(86)	17
Gain on sale of equipment	203	—
Income from discontinued operations	117	17

Net income (loss)	$269	$(768)

Income (loss) per Common Share-Basic:
Income (loss) from continuing operations	$0.02	$(0.12)
Income from discontinued operations	$0.01	$-
Net income (loss) per common share	$0.03	$(0.12)

Income (loss) per Common Share-Diluted:
Income (loss) from continuing operations	$0.02	$(0.12)
Income from discontinued operations	$0.01	$-
Net income (loss) per common share	$0.03	$(0.12)

Weighted average shares outstanding - basic	10,185	6,236
Weighted average shares outstanding - diluted	10,421	6,236

INDUS REALTY TRUST, INC.

Consolidated Balance Sheets

(dollars in thousands, except per share data)

(unaudited)

	March 31, 2022	December 31, 2021
ASSETS
Real estate assets at cost, net	$ 419,888	$ 387,647
Cash and cash equivalents	125,727	150,263
Restricted cash	665	10,644
Other assets	37,650	34,102
Assets of discontinued operations	7,930	7,990
Total assets	$ 591,860	$ 590,646

LIABILITIES AND STOCKHOLDERS' EQUITY
Mortgage loans and construction loan, net of debt issuance costs	$ 168,950	$ 169,818
Deferred revenue	6,423	7,365
Accounts payable and accrued liabilities	13,183	9,671
Dividends payable	1,630	1,629
Other liabilities	11,216	15,254
Liabilities of discontinued operations	830	832
Total liabilities	202,232	204,569

Stockholders' Equity
Common stock, par value $0.01 per share, 50,000,000 shares authorized, 10,186,143 and 10,183,730 shares issued and outstanding, respectively	102	102
Additional paid-in capital	400,004	399,754
Accumulated deficit	(12,230)	(10,869)
Accumulated other comprehensive income (loss)	1,752	(2,910)
Total stockholders' equity	389,628	386,077
Total liabilities and stockholders' equity	$ 591,860	$ 590,646

INDUS REALTY TRUST, INC.

Non-GAAP Reconciliations – Funds from Operations (“FFO”) and Core FFO

(dollars and share count in thousands, except per share measures)

(unaudited)

	Three Months Ended March 31,
	2022	2021
Net income (loss)	$269	$(768)
Exclude:
Depreciation and amortization expense	4,156	3,106
FFO adjustments related to discontinued operations	240	237
Non-real estate depreciation & amortization expense	(26)	(16)
Gain on sales of real estate assets	-	(20)
FFO	4,639	2,539
Exclude:
Core FFO adjustments related to discontinued operations	(357)	(254)
General and administrative expenses related to non-qualified deferred compensation plan performance	(288)	176
Change in fair value of financial instruments	-	(260)
General and administrative expenses related to REIT conversion	-	207
Core FFO from continuing operations	$3,994	$2,408
Exclude:
Noncash rental revenue including straight-line rents	(843)	(376)
Amortization of debt issuance costs	228	166
Noncash compensation expenses	273	214
Non-real estate depreciation and amortization expense	26	16
Tenant improvements and leasing commissions (2nd generation space)	(225)	(546)
Maintenance capital expenditures	(23)	(2)
Adjusted FFO from continuing operations	$3,430	$1,880

Weighted average number of shares outstanding - Basic	10,185	6,236
Dilutive securities	236	-
Weighted average number of shares outstanding - Diluted	10,421	6,236
Core FFO from continuing operations/Share - Diluted	$0.38	$0.39

INDUS REALTY TRUST, INC.
Non-GAAP Reconciliations – NOI and Cash NOI

(dollars in thousands)

(unaudited)

	Three Months Ended March 31,
	2022	2021
Net income (loss) from continuing operations	$152	$(785)
Exclude:
Depreciation and amortization expense	4,156	3,106
General and administrative expenses	2,934	2,970
Interest expense	1,519	1,749
Change in fair value of financial instruments	-	(260)
Investment and other income	(21)	(7)
Gain on sales of real estate assets	-	(20)
Other expense	3	-
NOI from continuing operations	$8,743	$6,753
Noncash rental revenue including straight-line rents	(843)	(376)
Cash NOI from continuing operations	$7,900	$6,377

INDUS REALTY TRUST, INC.
Reconciliation of Company Guidance to NOI from continuing operations

(dollars in millions)

(unaudited)

	Second quarter 2022		Full Year
	Lower End of Guidance	Higher End of Guidance	Lower End of Guidance	Higher End of Guidance
Net income from continuing operations	$(0.6)	$(0.7)	$(3.0)	$(2.2)
Exclude:
Depreciation and amortization expense	4.9	5.1	19.0	20.0
General and administrative expenses	3.1	3.3	13.0	13.6
Interest expense	1.4	1.5	6.0	6.6
NOI from continuing operations	$8.8	$9.2	$35.0	$38.0